Exhibit 99.1

FOR IMMEDIATE RELEASE

SINTX Enters Ceramic Armor Market Through Purchase of Assets from B4C, LLC and Technology License from Precision Ceramics USA Inc.

[Caption: SINTX will support the development and scale-up manufacturing of high-performance ceramic armor for use by personnel, aircraft, and vehicles.]

SALT LAKE CITY, UT, July 22, 2021 (GLOBE NEWSWIRE) – SINTX Technologies, Inc. (NASDAQ: SINT) (“SINTX” or the “Company”) (www.sintx.com), an original equipment manufacturer (OEM) of silicon nitride ceramic for medical and non-medical applications, announced today that it has entered an asset purchase agreement with B4C, LLC of Dayton, Ohio, to acquire the equipment and technical processes required to make ballistic armor plates. Separately, SINTX also entered into a technology license agreement with Precision Ceramics USA Inc. (precision-ceramics.com) to manufacture a ceramic composite for defense armor applications.

Ceramic materials are an integral part of modern armor systems because of their light weight and resistance to high velocity projectiles. Governments worldwide are investing in novel ceramic armor solutions to protect law enforcement and military personnel as well as vehicles, aircraft, and ships against high-intensity threats. B4C, LLC is a specialty producer of Boron Carbide, a ceramic material used in the manufacture of protective body armor plates. Precision Ceramics USA Inc. is an international expert in technical ceramic component solutions.

Through its newly-created and wholly-owned subsidiary called SINTX Armor, the Company plans to utilize a two-pronged strategy. The assets acquired from B4C will be used to manufacture and market pure Boron Carbide - the highest strength ceramic armor available. These are designed to protect soldiers against hardened, high-velocity projectiles, against which other materials are not as effective. Additionally, SINTX will jointly develop and manufacture a special, lower cost composite of Boron Carbide and Silicon Carbide, under an exclusive license from Precision Ceramics USA Inc. The composite material is targeted at the law enforcement and civilian armor markets.

“The agreement with SINTX is exciting and will open new markets for our respective businesses,” said Sohail Amer, Chairman of Precision Ceramics USA Inc. “We are looking forward to combining our industry and product knowledge with SINTX’s expertise in materials science to create high-tech, innovative solutions that are unmatched in today’s market. Precision Ceramics is committed to working closely with SINTX to make this venture a success.”

“With equipment and expertise acquired from B4C, LLC, and the license from Precision Ceramics in place, SINTX intends to apply its material science expertise toward the development of personnel, aircraft, and vehicle armor,” said Dr. Sonny Bal, President, and CEO, SINTX Technologies. “This is a very significant diversification of our products into the U.S. military, Department of Defense, and law enforcement segments. All of us at SINTX take particular pride at this opportunity and feel great responsibility to protect and serve our fellow citizens who risk their lives for our safety.”

Going forward, Don Bray, VP of Business Development at SINTX will focus entirely on industrial and armor ceramics. SINTX expects to hire additional personnel who will assume responsibilities in the antipathogenic business segment as well as additional staff to support the armor business as the Company transitions the assets purchased in Dayton, OH to Salt Lake City, UT over the coming months.

Advisory services related to the B4C asset purchase were provided by Ascendiant Capital Markets.

About SINTX Technologies, Inc.

SINTX Technologies is an OEM ceramics company that develops and commercializes silicon nitride for medical and non-medical applications. The core strength of SINTX Technologies is the manufacturing, research, and development of silicon nitride ceramics for external partners. The company presently manufactures silicon nitride powders and components in its FDA registered, ISO 9001:2015 certified, ISO 13485:2016 certified, and AS9100D certified manufacturing facility.

For more information on SINTX Technologies or its silicon nitride material platform, please visit www.sintx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA) that are subject to a number of risks and uncertainties. Risks and uncertainties that may cause such differences include, among other things: incorporation of silicon nitride into personal protective equipment may not be safe or effective; volatility in the price of SINTX’s common stock; the uncertainties inherent in new product development, including the cost and time required to commercialize such product(s); market acceptance of our products once commercialized; SINTX’s ability to raise additional funding and other competitive developments. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations, and beliefs. There can be no assurance that any of the anticipated results will occur on a timely basis or at all due to certain risks and uncertainties, a discussion of which can be found in SINTX’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 22, 2021, and in SINTX’s other filings with the SEC. SINTX disclaims any obligation to update any forward-looking statements. SINTX undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report.

Business Inquiries for SINTX:

SINTX Technologies

801.839.3502

IR@sintx.com

Media Inquiries for SINTX:

Amanda Barry

Director of PR and Content

The Summit Group

abarry@summitslc.com